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                                                                 EXHIBIT 3.1 (i)



                             EIGHTH AMENDMENT TO
                    RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                          EDUCATIONAL MEDICAL, INC.



         THIS EIGHTH AMENDMENT to the Restated Certificate of Incorporation (the "Certificate") of Educational Medical, Inc. (the "Corporation"), filed with the Secretary of State of the State of Delaware was duly adopted by the stockholders of the Corporation as of June 20, 1996, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

1. ARTICLE FOURTH of the Certificate is hereby amended in its entirety to read as follows:

                               ARTICLE FOURTH

                                   STOCK

         The total number of shares of all classes of stock that the Corporation shall have the authority to issue to 21,023,049 shares, consisting of:

              (a) 15,000,000 shares of Common Stock, par value $.01 per share;

              (b) a series of preferred stock to be known as "Series A Preferred Stock," the number of shares constituting Series A Preferred Stock shall be 1,023,049, par value $.01 per share; and

              (c) 5,000,000 shares of "blank check preferred stock," par value $.01 per share.

The designations, powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the Series A Preferred Stock and the Common Stock are as follows:

         A.   SERIES A PREFERRED STOCK

              1.  Dividends.

                  (a) During the period commencing with the date of original issuance of each share of Series A Preferred Stock, originally issued as Cumulative Convertible Preferred Stock, through and including June 22, 1991, the holder of such

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holders of the Common Stock shall be entitled, to the exclusion of the holders of shares of Series A Preferred Stock, to share ratably in all remaining assets of the Corporation available for distribution to its stockholders.

            3.  Voting.

                (a) In addition to the rights specified in Sections 3(b) and (c) hereof and any other rights provided in the Corporation's By-laws or by law, each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock (including any fraction to two decimal places) into which each share of Series
A Preferred Stock is then convertible and to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class.

                (b) In addition to the rights specified in sections 3(a) and
(c) hereof, the holders of a majority in voting power of the Series A Preferred Stock, voting separately as one class, shall have the exclusive and special right at all times to elect three directors to the Board of Directors of the Corporation. In any election of directors pursuant to this subsection (b), each holder of shares of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held and no holder of Series A Preferred Stock shall be entitled to cumulate his votes by giving one candidate more than one vote per share. The special and exclusive voting right of the holders of the Series A Preferred Stock, voting separately as one class, contained in this subsection (b) may be exercised either at a special meeting of the holders of Series A Preferred Stock called as provided below, or at any annual or special meeting of the stockholders of the Corporation, or by written consent of such holders in lieu of a meeting. The directors to be elected by the holders of the Series A Preferred Stock, voting separately as one class, pursuant to this subsection (b), shall serve for terms extending from the date of their election and qualification until the time of the next succeeding annual meeting of stockholders and until their successors have been elected and qualified.

                If at any time any directorship to be filled by the holders of Series A Preferred Stock, voting separately as one class, pursuant to this subsection (b) has been vacant for a period of ten days, the Secretary of the Corporation shall, upon the written request of the holders of record of shares representing at least 25% of the voting power of the Series A Preferred Stock then outstanding, call a special meeting of the holders of Series A Preferred Stock for the purpose of electing a director or directors to fill such vacancy or vacancies. Such meeting shall be held at the earliest practicable date at such place as is specified in the By-laws of the Corporation. If such meeting shall not be called by the Secretary of the Corporation within ten days after personal



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service of said written request on him, then the holders of record of shares representing at least 25% of the voting power of the Series A Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such persons so designated upon the notice required for annual meetings of stockholders and shall be held at such specified place. Any holder of the Series A Preferred Stock so designated shall have access to the stock books of the Corporation for the purpose of calling a meeting of the stockholders pursuant to these provisions.

                At any meeting held for the purpose of electing directors at which the holders of Series A Preferred Stock shall have the special and exclusive right, voting separately as one class, to elect directors as provided in this subsection (b), the presence, in person or by proxy, of the holders of record of shares representing a majority of the voting power of the Series A Preferred Stock then outstanding shall be required to constitute a quorum of the Series A Preferred Stock for such election. At any such meeting or adjournment thereof, the absence of such a quorum of the Series A Preferred Stock shall not prevent the election of directors other than the directors to be elected by holders of the Series A Preferred Stock, voting separately as one class, pursuant to this subsection (b), and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by the holders of the Series A Preferred Stock, voting separately as one class, pursuant to this subsection (b). In the absence of either or both such quorums, the holders of record of shares representing a majority of the voting power present in person or by proxy of the class or classes of stock which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect from time to time without notice other than announcement at the meeting.

                A vacancy in the directorships to be elected by the holders of the Series A Preferred Stock, voting separately as one class, pursuant to this subsection (b), may be filled only by vote or written consent in lieu of a meeting of (i) the holders of a majority in voting power of the Series A Preferred Stock, acting separately as one class, or (ii) the remaining directors elected by the holders of the Series A Preferred Stock (or by directors so elected).

                (c) The Corporation shall not, without the affirmative consent of the holders of shares representing at least a majority in voting power of the Series A Preferred Stock then outstanding, acting separately as one class, for so long as the then outstanding shares of Series A Preferred Stock are no less than 50% of the number of shares of Series A Preferred Stock outstanding on the original Issuance Date, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the outstanding Series A Preferred Stock:


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                   (i) directly or indirectly, sell, lease, transfer or
      otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial portion of its assets;

                   (ii) consolidate with or merge into any corporation or permit any corporation to merge into it;

                   (iii) declare or pay any dividend on or make any other distribution (whether by reduction of capital or otherwise) of cash or property or both with respect to any shares of its Junior Stock, or purchase, retire or otherwise acquire for value any shares of its capital stock;

                   (iv) take any action to cause any amendment, alteration or repeal of any provisions of the Certificate of Incorporation or By-Laws of the Corporation if such action would alter, change or adversely affect the preferences, rights, privileges or powers of, or restrictions for the benefit of, the Series A Preferred Stock;

                   (v) except for the issuance of shares of capital stock or other securities constituting Excluded Securities (as defined in Section 5 hereof) or the issuance of shares of Series A Preferred Stock pursuant to the Purchase Agreement, authorize, create, issue or agree to issue any shares of its capital stock or any security, right, option or warrant convertible into, or exercisable or exchangeable for, shares of its capital stock; or

                   (vi) voluntarily dissolve, liquidate or wind up or carry out any partial liquidation or dissolution or transaction in the nature of a partial liquidation or dissolution.

            4.  Conversion.

                (a) A holder of shares of Series A Preferred Stock shall have the right, at such holder's option, at any time or from time to time, to convert any of such shares into such whole number of fully paid and nonassessable shares of Common Stock as is equal to the quotient obtained by dividing (A) the Liquidation Preference for the Series A Preferred Stock multiplied by the number of shares of Series A Preferred Stock being converted by (B) the Preferred Conversion Price (as hereinafter defined) as last adjusted and then in effect, for the shares of Series A Preferred Stock being converted, by surrender of the certificates representing the shares of Series A Preferred Stock so to be converted in the manner provided in Section 4(b) hereof. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series A Preferred Stock shall initially be the Liquidation Preference of the



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Series A Preferred Stock (the "Preferred Conversion Price"); provided, however, that such Preferred Conversion Price shall be subject to adjustment as set forth in Section 4(d) hereof. The holder of any shares of Series A Preferred Stock exercising the aforesaid right to convert such shares of Series A Preferred Stock into shares of Common Stock shall be entitled to payment of Accrued Dividends, if any, payable with respect to such shares of Series A Preferred Stock up to and including the Conversion Date (as hereinafter defined).

                Immediately upon the Securities and Exchange Commission declaring effective a registration statement under the Securities Exchange Act of 1933, as amended, concerning the offering of shares of Common Stock in an underwritten public offering, each share of Series A Preferred Stock shall automatically be converted into such whole number of fully paid and nonassessable shares of Common Stock on the same basis as if such conversion were effected pursuant to the election of a holder of Series A Preferred Stock to convert such Series A Preferred Stock pursuant to this Section 4(a).

                (b) A holder of shares of Series A Preferred Stock may exercise the conversion right pursuant to Section 4(a) hereof as to any such shares by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series A Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made (the "Conversion Date"). As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock as provided in Section 4(c) hereof and a check or cash in payment of all Accrued Dividends, if any (to the extent permissible under law), payable with respect to the shares of Series A Preferred Stock so converted up to and including the Conversion Date. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Preferred Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to


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or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Series A Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

                (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the then Current Market Price (as defined in Section 4(d)(vii) hereof) of a share of Common Stock multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.

                (d) The Preferred Conversion Price shall be subject to adjustment from time to time as follows:

                    (i) If the Corporation shall at any time or from time to time after the Original Issuance Date of the Series A Preferred Stock issue any shares of Common Stock other than Excluded Securities without consideration or for a consideration per share less than the Preferred Conversion Price in effect immediately prior to the issuance of such Common Stock, the Preferred Conversion Price in effect immediately prior to such issuance shall forthwith be lowered to a price equal to the consideration per share, if any, received by the Corporation upon such issuance; Provided, however, that if the Corporation issues any shares of Common Stock (other than Excluded Stock) as contemplated by this Section 4(d)(i) without consideration, such shares shall be deemed solely for purposes of this Section 4(d)(i) to have been issued for a consideration per share equal to $.01.

For the purposes of any adjustment of the Preferred Conversion Prices pursuant to Section 4(d)(i), the following provisions shall be applicable:



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                        (A) In the case of the issuance of Common Stock for
           cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                        (B) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors, irrespective of any accounting treatment.

                        (C) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                            (1) the shares of Common Stock deliverable upon
                exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A) and (B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                            (2) the shares of Common Stock deliverable upon
                conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be


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                determined in the manner provided in subdivisions (A) and (B)
                above);

                            (3) on any change in the number of shares or
                exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the antidilution provisions thereof, the Preferred Conversion Price shall forthwith be readjusted to such Preferred Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                            (4) on the expiration of any such options or
                rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Preferred Conversion Price shall forthwith be readjusted to such Preferred Conversion Price as would have obtained had such options, rights, securities or options or rights related to such securities not been issued.

                     (ii) If, at any time after the Original Issuance Date of the Series A Preferred Stock, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Preferred Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                     (iii) if, at any time after the Original Issuance Date of
             the Series A Preferred Stock, the number of shares of Common
             Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Preferred Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                     (iv) In case, at any time after the Original Issuance Date of the Series A Preferred Stock, the Corporation shall declare a cash dividend



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             upon its Common Stock payable otherwise than out of earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, other assets or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, immediately following the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution, the Preferred Conversion Price in effect thereafter shall be adjusted to be a price determined by multiplying the Preferred Conversion Price in effect immediately prior to such record date by a fraction of which the numerator shall be an amount equal to the remainder of (x) the Current Market Price of one share of Common Stock less (y) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the stock, securities, evidences of indebtedness, assets, options or rights so distributed in respect of one share of Common Stock, and of which the denominator shall be such Current Market Price. Such adjustment shall be made on the date such dividend or distribution is made, and shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to such dividend or distribution.

                     (v) In case, at any time after the original Issuance Date
             of the Series A Preferred Stock, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, each share of Series A Preferred Stock shall after such reorganization, reclassification, consolidation, merger, sale or other disposition be convertible into the kind and number of shares of stock or other securities or property of the Corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such shares would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section 4 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.



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                     (vi)   All calculations under this paragraph (d) shall be
             made to the nearest one tenth (1/10) of a cent or to the nearest one tenth (1/10) of a share, as the case may be.

                     (vii)  For the purpose of any computation pursuant to this
             Section 4(d) or Section 4(c) hereof, the Current Market Price at any date of one share of Common Stock shall be deemed to be the average of the daily closing prices for the 30 consecutive business days selected by the Board of Directors of the Corporation ending no more than 15 days before the day in question (as adjusted for any stock dividend, split-up, combination or reclassification that took effect during such period). The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or as reported in the National Market List of the National Association of Securities Dealers Automated Quotations System ("NASDAQ") (or if the Common Stock is not at the time listed or admitted for trading on any such exchange or reported in such National Market List, then such price shall be equal to the average of the last reported bid and asked prices, as reported by NASDAQ on such day, or if, on any day in question, the security shall not be quoted on NASDAQ then such price shall be equal to the average of the last reported bid and asked prices on such day as reported by the National Quotation Bureau, Inc., or any similar reputable quotation and reporting service, if such quotation is not reported by the National Quotation Bureau, Inc.); provided, however, that if the Common Stock is not traded in such a manner that the quotations referred to in this clause (vii) are available for the period required hereunder, the Current Market Price as of the day in question shall be determined in good faith by the Board of Directors of the Corporation, or if such determination cannot be made, by a nationally recognized independent investment banking firm selected jointly by the holders of at least a majority of the voting power of the Series A Preferred Stock then outstanding and the Corporation (or, if such selection cannot be made, by a nationally recognized independent investment banking firm selected by the American Arbitration Association in accordance with its rules).

                     (viii) In any case in which the provisions of this Section
             4(d) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon


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             such conversion before giving effect to such adjustment and (B)
             paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 4(c); provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

                     (e) Whenever the Preferred Conversion Price shall be adjusted as provided in Section 4(d), the Corporation shall forthwith file, at the office of the transfer agent for the Series A Preferred Stock or at such other place as may be designated by the Corporation, a statement, signed by its chief financial officer, showing in detail the facts requiring such adjustment and the Preferred Conversion Price. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested, postage prepaid, to each holder of shares of Series A Preferred Stock at his or its address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 4(f).

                     (f) In the event the Corporation shall propose to take any action of the types described in clauses (i), (iv) or (v) of Section 4(d), the Corporation shall give notice to each holder of shares of Series A Preferred Stock, in the manner set forth in Section 4(e), which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Preferred Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 25 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 35 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                     (g) The Corporation shall pay all documentary stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series A Preferred Stock.

                     (h) The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series A Preferred Stock.


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                     (i) All shares of Common Stock which may be issued in
connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be va!idly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto.

                 5. Definitions. As used herein, the following terms shall have the following meanings:

                     (a) The term "Accrued Dividends" with respect to any share of Series A Preferred Stock shall mean (whether or not there shall have been net profits or net assets of the Corporation legally available for the payment of such dividends) that amount which shall be equal to dividends at the full rate fixed for the Series A Preferred Stock as provided herein for the period of time elapsed from the date of issuance of such share to the date as of which Accrued Dividends are to be computed, less any payments made in respect of such dividends.

                     (b) "Excluded Securities" shall mean:

                         (i) up to 45,000 shares of Common Stock issued to officers, employees or directors of, or consultants to, the Corporation, pursuant to any agreement, plan or arrangement approved by a majority of the Board of Directors of the Corporation or options to purchase or rights to subscribe to said Common Stock;

                         (ii) Common Stock issued as a stock dividend or upon any subdivision or combination of shares of Common Stock;

                         (iii) Common Stock issued upon conversion of the
             Series A Preferred Stock;

                         (iv) Warrants issued pursuant to the Warrant Purchase Agreement dated March 31, 1988, among the Corporation and certain purchasers named therein, and Common Stock and Series A Preferred Stock issued upon exercise of such warrants;

                         (v) Up to 50,000 shares of Common Stock issuable under a stock option plan approved by a majority of the Board of Directors;

                         (vi) Common Stock issuable to Peter Hansen, Ellenmae Hansen and Eileen Rex in the event of a public offering of the Corporation's equity securities;



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


                         (vii) Warrants issued pursuant to the Note and Warrant Purchase Agreement dated March 31, 1989, among the Corporation and certain purchasers named therein, and Units of Common Stock and Series A Preferred Stock issued upon exercise of such Warrants, the Common Stock and Series A Preferred Stock comprising Units, and the Common Stock issued upon conversion of the Series A Preferred Stock included in the Units;

                         (viii) Up to 105,000 shares of Common Stock issuable
             pursuant to Restricted Stock Purchase Agreements, dated as of March 31, 1988, between the Company and Gary Kerber and John Lavery;

                         (ix) Up to 245,710 shares of Common Stock issuable pursuant to Restricted Stock Purchase Agreements, dated as of November 7, 1989, between the Company and Gary Kerber, John Lavery and Michael Davis;

                         (x) Up to 18,000 shares of Common Stock issuable pursuant to an Incentive Compensation Agreement, dated as of November 7, 1989, among the Company, Gary Kerber, John Lavery and Michael Davis;

                         (xi) Up to 10,500 shares of Common Stock issuable to officers, employees or directors or, or consultants to, the Corporation, pursuant to any agreement, plan or arrangement, approved by a majority of the Board of Directors or option to purchase or rights to subscribe to said Common Stock;

                         (xii) Up to 92,721 shares of Common Stock issuable pursuant to Restricted Stock Purchase Agreements, dated as of April 1, 1990, and amendments thereto, between the Corporation and Vince Pisano;

                         (xiii) Warrants to purchase Common Stock issued
             pursuant to the Securities Purchase Agreement, dated as of July 23, 1991, among the Corporation and certain purchasers named therein, and 800,000 shares of the Common Stock issuable upon exercise of such warrants;

                         (xiv) Up to 250,000 shares of Common Stock issued upon exchange of the Accrued Dividends pursuant to the Letter Agreement, dated as of July 23, 1991, among the holders of Series A Preferred Stock of the Corporation and Trust for Defined Benefit Plan of ICI American Holdings Inc. and State Employees' Retirement Fund of the State of Delaware;

                         (xv) Warrants to purchase up to 10,000 shares of Common Stock to be issued to employment consultant of the Corporation;

                         (xvi) Warrants to purchase Common Stock to be issued pursuant to the Engagement Letter dated August 27, 1990, from Equitable Securities Corporation to the Corporation and 16,000 shares of Common Stock issuable upon exercise of such warrants; and

                         (xvii) Any and all Common Stock issued upon exercise of the Stock Purchase Warrant dated as of March 31, 1995 between the Corporation and Sirrom Capital Corporation providing for the issuance of up to 185,000 shares of the Corporation's Common Stock.

                         (xviii) In addition to the shares of Common Stock
             provided for in Subsections (i) and (xi) of this Section, up to 105,000 shares of Common Stock issuable to officers, employees or directors of, or consultants to, the Corporation, pursuant to any agreement, plan or arrangement, approved by a majority of the Board of Directors or options to purchase or rights to subscribe to said Common Stock.

                   (c) The term "Junior Stock" shall mean the Common Stock and any class or series of shares of capital stock of the Corporation junior in right of payment of dividends or the distribution of assets on liquidation to the Series A Preferred Stock.

                   (d) The term "Liquidation Preference" shall mean $6.66 per share.

                   (e) The term "Original Issuance Date" shall mean the date as of which the first share of Series A Preferred Stock has been issued.

                   (f) The term "Purchase Agreement" shall mean the Preferred Stock Purchase Agreement dated March 31, 1988 among the Corporation and the persons named therein as investors.

             B. COMMON STOCK

                1. Voting. Except as otherwise expressly provided by law, and subject to the voting rights provided to the holders of Series A Preferred Stock by this Certificate of Incorporation, the Common Stock shall have exclusive voting rights on all matters requiring a vote of stockholders, voting together with the holders of Series A Preferred Stock, as one class.

                2. Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Stock unless the same is paid on any shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of the Series A Preferred Stock, or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders.

             C. BLANK CHECK PREFERRED STOCK

                1. Issuance. The blank check preferred stock may be issued from time to time in one or more series. Subject to the limitations set forth herein and any limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance of any series of blank check preferred stock, to fix by resolution or resolutions providing for the issue of any series the number of shares included in such series and the designations, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. Pursuant to the foregoing general authority vested in the Board of Directors, but not in limitation of the powers conferred on the Board of Directors thereby and by the General Corporation Law of the State of Delaware, the Board of Directors is expressly authorized to determine with respect to each series of blank check preferred stock:

                   (a) the designation or designations of such series and the number of shares (which number from time to time may be decreased by the Board of Directors, but not below the number of such shares then outstanding, or may be increased by the Board of Directors unless otherwise provided in creating such series) constituting such series;

                   (b) the rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such shares as participating or nonparticipating after the payment of dividends as to which such shares are entitled to any preference;

                   (c) the rights and preferences, if any, of the holders of shares of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the corporation, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or nonparticipating after the satisfaction of any such rights and preferences;

                   (d) the full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

                   (e) the times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the holders of shares of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of such series;

                   (f) the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

                   (g) the limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, Common Stock or any other class of shares ranking junior, either as to dividends or upon liquidation, to the shares of such series;

                   (h) the conditions or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

                   (i) any other relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of shares of such series;

in each case, so far as not inconsistent with the provisions of this Certificate of Incorporation or the General Corporation Law of the State of Delaware as then in effect.

                2. Stock Split. Upon the filing in the Office of the Secretary of State of Delaware of the Eighth Amendment to the Certificate whereby Article Fourth is amended to read as set forth herein, each issued and outstanding three shares of Common Stock shall thereby and thereupon be split into five shares of validly issued, fully paid nonassessable shares of Common Stock. Each party at that time holding of record any issued and outstanding shares of Common Stock shall receive upon surrender thereof to the Corporation's authorized agent a stock certificate or certificates to evidence and represent the number of shares of Common Stock to which said shareholder is entitled after the split.

         Except as specifically amended hereby, all provisions of the Certificate shall remain in full force and effect.

         IN WITNESS WHEREOF, the undersigned, as Secretary of the Corporation, certifies that the foregoing Amendment was duly adopted in accordance with
Section 242 of the Delaware General Corporation Law, and the Corporation has caused its corporate seal to be affixed hereto, all as of the 29th day of July, 1996.


                                              EDUCATIONAL MEDICAL, INC.


                                              By: /s/ Morris C. Brown
                                                 ---------------------------
                                                  Morris C. Brown, Secretary

                                                            [CORPORATE SEAL]